AmeriPrime Funds Amendment No. 2

                      Agreement and Declaration of Trust

          1. Pursuant to Sections 4.1 and 7.3 of the Agreement and Declaration of Trust of AmeriPrime Funds and effective upon the execution of this document, the undersigned, being a majority of the trustees of AmeriPrime Funds, hereby establish a new series of shares of the Trust and designate such series "The XYZ Contrarian Fund," and hereby change the name of the "Domino Equity Income Fund" series to the "Carl Domino Equity Income Fund."

          2. With the establishment of the new series, and the aforementioned name change, the AmeriPrime Funds consists of five (5) series of shares designated as follows; Carl Domino Equity Income Fund, AIT Vision U.S. Equity Portfolio, GLOBALT Growth Fund, Fountainhead Value Fund and The XYZ Contrarian Fund (the "Series").

          2. The relative rights and preferences of each Series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of AmeriPrime Funds.

          3. This document shall have the status of an Amendment to said Agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                                 /s/ Steve L. Cobb
                                 _________________________________________
                                 Steve L. Cobb

                                 /s/ Gary E. Hippenstiel
                                 _________________________________________
                                 Gary E. Hippenstiel

                                 /s/ Kenneth D. Trumpfheller
                                 _________________________________________
                                 Kenneth D. Trumpfheller

December 12, 1995